EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”), dated July 29, 2022, by and between ATRION CORPORATION, a Delaware corporation (the “Company”), and JEFFERY STRICKLAND (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by the Company and serves as an officer or director of the Company and its subsidiaries (the Company and all such subsidiaries are referred to collectively herein as the “Company Entities”); and

WHEREAS, Executive wishes to retire from employment with the Company Entities on the Retirement Date (as defined below) and the Company has agreed to such retirement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1. Executive’s Retirement. Executive agrees to retire from and terminate his employment with the Company, and the Company agrees to such retirement and termination, under the terms and conditions set forth in this Agreement. On the Retirement Date, Executive will cease to be an employee and a director (if applicable) of the Company Entities, and Executive hereby agrees to resign from any and all offices, directorships, and other positions with the Company Entities and to execute all documents reasonably requested by the Company to further effectuate such resignations.

(a) Executive’s retirement will be effective and his employment with the Company Entities will terminate on March 3, 2023 (the “Retirement Date”).

(b) Executive will continue to serve as the Vice President and Chief Financial Officer, Secretary and Treasurer of the Company, and all offices, directorships, and other positions he currently holds, until the Retirement Date. During the period through the Retirement Date, Executive will support the transition of his duties and responsibilities as an officer and director of the Company Entities to other executives as directed by the Company’s Chief Executive Officer and will perform such other duties as are assigned to him by the Company’s Chief Executive Officer.

2. Base Salary and Benefits.

(a) Except as otherwise provided in this Agreement, Executive will continue to receive his annual base salary of Three Hundred Thousand and No/100 Dollars ($300,000.00), prorated through the Retirement Date, subject to such Deferral Elections (as such term is defined in the Company’s Nonqualified Deferred Compensation Plan, which is hereinafter referred to as the “NQDC Plan”) as Executive has made or may hereafter make with respect to such annual base salary pursuant to the NQDC Plan, and will continue to be eligible to participate in, and be entitled to all benefits under, the Company’s plans, programs, agreements, and policies applicable to him as a Company employee through the Retirement Date, consistent with the Company’s payroll and benefits practices and procedures. On the first day other than a Saturday, Sunday, or day observed by the Federal government as a legal holiday (a “Business Day”) after the Retirement Date, Executive shall be paid a lump sum in an amount equal to all accrued and unpaid vacation pay computed as of the Retirement Date on the basis of his current annual base salary.

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(b) The Company will provide the following benefits to which Executive is not otherwise entitled: If Executive timely and properly elects COBRA continuation coverage under the Company’s health plan for Executive and his spouse, the Company will pay the premiums on Executive’s behalf for such coverage at the contribution level in effect for executive officers of the Company until the earlier of: (i) December 31, 2023 and (ii) the date Executive becomes covered under another health plan, including Medicare.

3. Bonuses. If Executive (i) signs this Agreement and does not revoke it during the Agreement Revocation Period (defined in Paragraph 18 hereof), (ii) signs and does not revoke the General Release attached hereto as Exhibit A (the “General Release”) in accordance with the provisions thereof, and (iii) provides services on a full-time basis until the Retirement Date, on the first Business Day after the Retirement Date Executive will be paid (A) a retention bonus in the amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00), which retention bonus is in lieu of any incentive bonus under the Company’s Short-Term Incentive Compensation Plan or other short-term incentive compensation plan or arrangement that the Company may hereafter adopt, and (B) the second installment of his incentive bonus under the Company’s Short-Term Incentive Compensation Plan for 2021 in the amount of One Hundred Twelve Thousand Five Hundred and No/100 Dollars ($112,500.00), subject to the Deferral Election that Executive has made with respect to such incentive bonus pursuant to the NQDC Plan (together, the “Bonus Payments”). Bonus Payments shall be administered consistent with the requirements for the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 409A”), as described in Treas. Reg. Section 1.409A-1(b)(4).

4. Equity Incentive Plan.

(a) If Executive (i) signs this Agreement and does not revoke it during the Agreement Revocation Period (defined in Paragraph 18), (ii) signs and does not revoke the General Release in accordance with the provisions thereof, and (iii) provides services on a full-time basis until the Retirement Date, on the Retirement Date the 131.72 restricted stock units granted to the Executive on August 23, 2019 under the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan (the “2006 Plan”), together with the dividend equivalents credited with respect to those restricted stock units since the date of grant (collectively, the “2019 RSUs”), will be accelerated and will vest on the Retirement Date, with settlement to be in accordance with the Restricted Stock Unit Award Agreement dated as of August 23, 2019 between the Company and Executive.

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(b) All unvested restricted stock units granted to Executive on July 1, 2020, together with the dividend equivalents credited with respect to those restricted stock units, will vest (or be forfeited) and if and when vested will be settled in accordance with the First Amended and Restated Restricted Stock Unit Award Agreement dated as of December 29, 2020between the Company and Executive.

5. Continued Employment; Early Termination of Executive’s Employment. During the period of Executive’s continued employment through the Retirement Date, or the earlier termination of employment as set forth below (the date of which earlier termination is herein referred to as the “Termination Date”), Executive will act in good faith and in a professional manner.

(a) If the Company determines, in good faith, that Executive has materially violated any of the terms of this Agreement, the provisions of any employment or similar agreement, confidentiality or similar agreement, other agreement with the Company, or the Company’s Code of Business Conduct or other Company written policy generally applicable to employees of Executive’s level and position while a Company employee, the Company may terminate Executive’s employment after giving Executive written notice, a reasonable opportunity to cure, and Executive has failed to cure, and in such event the date of such termination will be Executive’s Termination Date for purposes of this Agreement. If Executive voluntarily resigns without the approval or consent of the Company before the Retirement Date described in Paragraph 1 hereof, his Termination Date for purposes of this Agreement will be the effective date of such resignation. Upon any such termination before the Retirement Date, Executive (i) will not be eligible to receive any annual base salary amounts under Paragraph 2 hereof for any periods after the Termination Date or eligible to receive the Bonus Payments described in Paragraph 3 hereof; (ii) will forfeit all rights to the August 2019 RSUs described in Paragraph 4(a) hereof, and (iii) if such termination does not meet the definition of “retirement” as such term is defined in that certain First Amended and Restated Restricted Stock Unit Award Agreement dated as of December 29, 2020, will forfeit all rights to the restricted stock units under Paragraph 4(b) hereof, including without limitation any right to a distribution with respect to restricted stock units described in Paragraph 4(b) hereof effective immediately upon such Termination Date. Executive’s rights, if any, to benefits under the NQDC Plan, vacation, health, and welfare plans, and retirement plans will be governed by the applicable plan, program, or policy provisions.

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(b) If Executive’s employment is terminated by the Company before the Retirement Date for any reason other than a termination as described in Paragraph 5(a) hereof, or if Executive’s employment is terminated before the Retirement Date upon Executive’s death or Disability, (i) Executive (or his estate, in the event of Executive’s death) will be entitled to receive within ten (10) Business Days after the Termination Date (A) a lump-sum cash payment equal to the amount of his annual base salary prorated through the Termination Date and a lump-sum payment in an amount equal to all accrued and unpaid vacation pay computed as of the Termination Date on the basis of his current annual base salary, and (B) the Bonus Payments described in Paragraph 3 hereof, (ii) on the Termination Date, the August 2019 RSUs, together with the dividend equivalents credited with respect to those restricted stock units, will be accelerated and will vest, with settlement to be in accordance with the Restricted Stock Unit Award Agreement dated as of August 23, 2019, (iii) if such termination is due to Executive’s death or Disability or if such termination meets the definition of “retirement” as such term is defined in that certain First Amended and Restated Restricted Stock Unit Award Agreement dated as of December 29, 2020, on the Termination Date all unvested restricted stock units granted to Executive on July 1, 2020, together with the dividend equivalents credited with respect to those restricted stock units, will be accelerated and will vest, with settlement to be in accordance with said First Amended and Restated Restricted Stock Unit Award Agreement, and (iv) the benefits described in Paragraph 2(b) hereof. Executive’s rights, if any, to benefits under the NQDC Plan, vacation, health, and welfare plans, and retirement plans will be governed by the applicable plan, program, or policy provisions. The term “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

6. Release of Claims. Executive shall execute the General Release attached hereto as Exhibit A. Failure to execute and deliver the General Release, or revocation of the General Release within the prescribed period, shall terminate the Company’s obligations in this Agreement, except as otherwise provided in Paragraph 5(b) hereof.

7. Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release that he gives pursuant to the General Release is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

8. No Severance Pay or Benefits. Executive agrees and acknowledges that, except as expressly set forth in this Agreement, Executive is not entitled to receive from the Company, and Executive expressly waives any and all rights to, any payments or benefits, including but not limited to severance pay or benefits in any form, or any perquisites or property of any type, after the Retirement Date or the Termination Date, if earlier (other than payments in accordance with Executive’s rights, if any, to benefits under the Company’s Nonqualified Deferred Compensation Plan, health and welfare plans, or retirement plans and similar arrangements).

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9. Section 409A Compliance. Payments and benefits payable pursuant to this Agreement are intended either to be exempt from Section 409A, e.g., as payments that would fall within the “short‐term deferral period” within the meaning of Treasury Regulation Section 1.409A‐1(b)(4), to the extent available, or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:

(a) It is intended that each installment of the payments and benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A.

(b) To the extent that payments and benefits under this Agreement are deferred compensation subject to Section 409A and are contingent upon Executive’s taking any employment‐related action, including without limitation execution (and non‐revocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by Executive would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.

(c) If as of the Retirement Date, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Executive’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date which is the earlier of (A) expiration of the six‐month period measured from such “separation from service,” and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump‐sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

(d) Although this Agreement is intended to be exempt from or compliant with Section 409A, the Company neither makes nor has made any representation, warranty, or guarantee of any federal, state, or local tax consequences of Executive’s entitlements under this Agreement, including, but not limited to, under Section 409A.

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10. Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by the Company to date have been accurately calculated, have represented the proper amounts due to Executive and have been based on the Company’s merit‐based compensation system. Certain of the payments and benefits set forth in Paragraphs 3 and 4 of this Agreement is consideration for the General Release and is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from the Company, Executive agrees that the Company is entitled to full offset of the amounts set forth in this Agreement.

11. Post-Employment Obligations.

(a) Following any termination of Executive’s employment with the Company Entities, Executive agrees not to disclose, publicize or communicate to any person or entity, in any manner whatsoever, any confidential or proprietary information concerning or belonging to the Company Entities which has come to Executive’s attention during Executive’s employment with the Company Entities, unless authorized in writing by the Company or required by law. As used in this Agreement, “confidential or proprietary information” includes, but is not limited to, all information disclosed to Executive or known by Executive as a consequence of or through Executive’s employment, which is not generally known in the industry in which the Company Entities are or may become engaged, about the Company Entities’ or an affiliate’s business, products, processes and services, including, but not limited to, information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs and the documentation thereof. It also includes, but is not limited to, proprietary information and trade secrets of the Company Entities. It will be presumed that information supplied to the Company Entities from outside sources is “confidential or proprietary information” unless and until it is designated otherwise. Executive also agrees that before making any legally required disclosure of the Company’s “confidential or proprietary information”, to the extent permitted by law, Executive will give the Company as much advance written notice as possible and will reasonably cooperate with the Company prior to such disclosure should any of the Company Entities decide to seek a protective order or other means of preserving the confidentiality of such information.

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(b) For a period of twelve (12) months following the later of (i) date on which Executive’s employment with the Company Entities terminates for any reason and (ii) date on which the Executive’s consulting engagement, if any, with the Company Entities terminates, Executive will not engage, directly or indirectly, for the benefit of Executive or others, in any activity or employment the performance of which will require or call upon Executive to use or disclose any of the Company’s “confidential or proprietary information” obtained, provided or otherwise acquired, directly or indirectly, during Executive’s employment with the Company Entities, notwithstanding any undertaking by Executive to the contrary. This paragraph will not be construed to limit in any way Executive’s obligation not to use or disclose the Company’s “confidential or proprietary information” as set forth in the immediately preceding paragraph. In the event of any violation of this paragraph, the post-termination restriction period will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the duration of the restriction period contained in this paragraph will be tolled during any period of such violation.

(c) Notwithstanding this Paragraph 11(c), Executive acknowledges that the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(d) Executive agrees to deliver to the Company on or before the date on which Executive’s employment with the Company Entities terminates for any reason or, if later, the date on which a consulting engagement with the Company Entities terminates, all “confidential or proprietary information,” as defined above, as well as, in reasonably good working order, any equipment, documents, files, lists, or other written, graphic, or electronic records relating to the Company Entities’ business and all copies of such materials, which are at such time, or which have been, in Executive’s possession or under Executive’s control.

(e) Executive agrees not to speak disparagingly of the Company Entities or the products, services, or business of the Company Entities or about their current or former officers, directors, or employees. This provision shall not be construed to prohibit Executive from making statements which Executive believes in good faith to be truthful in the ordinary course of providing services for the Company Entities or when required by a legally compelled process, including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process, by an order or proceeding of a court, agency, or authority.

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(f) In signing this Agreement, Executive assures the Company that Executive has carefully read and considered all of the terms of this Agreement, including the restraints imposed under this Paragraph 11. Executive acknowledges that these restraints are necessary for the reasonable and proper protection of the Company’s “confidential or proprietary information”, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.

12. Future Cooperation. Following the date on which Executive’s employment with the Company Entities terminates for any reason, for as long as may be reasonably required by the Company Entities, Executive will respond to reasonable requests for information from the Company regarding matters that may arise in the business of the Company Entities. Executive will respond to any such requests from the Company promptly. Executive will fully and completely cooperate with the Company Entities, their advisors and their legal counsel with respect to any litigation that is pending against the Company Entities and any claim or action that may be filed against the Company Entities in the future. Such cooperation will include Executive making Executive available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding and providing advice to the Company Entities in preparing defenses to any pending or potential future litigation, actions or investigations initiated by or against the Company Entities, whether administrative, civil or criminal in nature. Executive specifically agrees that, if required by law to provide sworn testimony regarding any matter related to the Company Entities, Executive will consult with and have Company-designated legal counsel present for such testimony (with the Company being responsible for the costs of such designated counsel), and Executive will cooperate with the Company’s attorneys to assist their efforts, holding all privileged attorney-client matters in strictest confidence. Executive shall be compensated fairly at prevailing market terms for his cooperation and services as described in this Paragraph 12, and the Company will pay or reimburse Executive for any approved travel expenses reasonably incurred solely as a result of Executive’s cooperation with the Company Entities pursuant to this Paragraph 12. Executive further acknowledges that Executive has disclosed to the Company any information Executive has concerning any acts or omissions involving any of the Company Entities or any of their employees, officers, directors, stockholders, representatives, attorneys or agents that Executive has reason to believe may be unlawful or may involve any unlawful conduct by the Company Entities, and Executive will promptly notify the Company in writing if Executive becomes aware of any potential claim or proposed investigation, action or litigation against any of the Company Entities.

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13. Assistance to Others. Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than a governmental authority) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company Entities or any of the other Releasees (as defined in the General Release), except as required by law, subpoena or other compulsory process. Moreover, Executive agrees that to the extent Executive is compelled to cooperate with such third parties, Executive will disclose to the Company in advance that Executive intends to cooperate and disclose the manner in which Executive intends to cooperate. Further, Executive agrees that within three (3) days after such cooperation, Executive will meet with representatives of the Company and disclose the information that Executive provided to the third party. This Paragraph 13 is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, but without limiting Paragraph 11 above, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company Entities or the other Releasees, Executive agrees to disclose to the Company in advance what Executive plans to say or produce and otherwise cooperate fully with the Company or the other Releasees.

14. Employment and Other Agreements. Executive agrees and acknowledges that, except as otherwise expressly provided in this Agreement with regard to severance pay, benefits, or similar amounts, the provisions of agreements that Executive previously entered into with the Company, and that are intended to survive Executive’s termination, including but not limited to any restrictive covenant or similar agreements, will remain in full force and effect. In connection therewith, Executive reaffirms Executive’s intent to comply with all post‐employment obligations of Executive to the Company under such agreements. Nothing herein or in the General Release shall impair (i) Executive’s indemnification rights or the Company’s obligations under the Company’s Bylaws or under that certain Indemnification Agreement dated as of May 20, 2003 between the Company and Executive, including the Company’s obligations thereunder respecting D & O Insurance (as defined therein) or (ii) Executive’s rights, if any, to participate in and receive benefits from any retirement plan or health and welfare benefit plan sponsored by the Company Entities or the NQDC Plan, in accordance with the terms and conditions of such plans.

15. Successors. This Agreement shall be binding upon Executive and the Company and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them and to their heirs, representatives, executors, administrators or assigns.

16. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TEXAS, OR IF FEDERAL JURISDICTION DOES NOT EXIST, IN STATE COURT IN SITTING IN COLLIN COUNTY, TEXAS.

17. Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such paragraphs of this Agreement.

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18. Certain Acknowledgments. Executive acknowledges that he is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, the Company will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of the Company. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non‐material, will not extend the amount of time Executive has to consider the Agreement.

19. Notices.Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by Executive to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records. Any notice addressed as herein provided will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if delivered by courier or mailed by overnight mail, on the first business day following the date of such delivery or mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

20. Consideration and Revocation Periods. Executive understands that he may take up to twenty-one (21) days following Executive’s receipt of this Agreement to consider this Agreement. Executive understands that he may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, he must sign it and return it to Company’s Chief Executive Officer on or before the expiration of the twenty-one (21)‐day period. By signing this Agreement, Executive acknowledges that he was afforded a period of at least twenty-one (21) days from the date this Agreement was presented to Executive in which to consider it. In addition, Executive understands that he has a period of seven (7) days immediately following the date of signing this Agreement within which to revoke this Agreement (the “Agreement Revocation Period”). To revoke this Agreement, Executive understands that he must provide written notification of revocation to the Chief Executive Officer within seven (7) days immediately following the date Executive signed it.

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21. Entire Agreement. This Agreement, together with the General Release, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of the other Company Entities, the provisions of this Agreement shall control.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement. Delivery of any signature page via telecopy or other electronic transmission shall be deemed equivalent to physical delivery of the original signature page.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Agreement as of the date first set forth above.

ATRION CORPORATION

By:	/s/ David A. Battat
Name:	David A. Battat
Title:	President & CEO

/s/ Jeffery Strickland
JEFFERY STRICKLAND

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Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (“General Release”) is signed and executed by JEFFERY STRICKLAND (“Executive”), for the benefit of ATRION CORPORATION (the “Company”) on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries and affiliates (the Company and all such other entities are referred to collectively herein as the “Company Entities”). Capitalized terms used, but not otherwise defined, in thisGeneralRelease will have the meanings given to such terms in the Retirement Agreement previously entered into between Executive and the Company (the “Agreement”).

WHEREAS, pursuant to Paragraph 1 of the Agreement, the Executive’s Retirement Date is March 3, 2023; and

WHEREAS, as set forth in Paragraph 2 of the Agreement, Executive must execute, and not revoke, this General Release within the specified time period set forth in Paragraph 5 hereof in order to receive certain of the payments and other benefits set forth in the Agreement

NOW, THEREFORE, in consideration of the Company’s obligation to make certain of the payments and other benefits set forth in the Agreement, Executive hereby agrees as follows:

1. Release in Full of All Claims. Executive acknowledges that, in exchange for signing and not revoking this General Release, Executive will receive certain benefits that Executive is not otherwise entitled to receive from the Company and which exceed amounts otherwise due to Executive if he retires on the Retirement Date. In addition, Executive acknowledges that other than the benefits set forth in, and to be paid in accordance with, the Retirement Agreement, as of the date on which Executive executes this General Release, Executive has been paid or has received all leave (paid or unpaid), vacation pay, reimbursements, compensation, wages, bonuses, commissions, incentives, retention awards, equity-based compensation and/or benefits of any kind that Executive is entitled to receive from the Company Entities and that are due to Executive. Notwithstanding the foregoing and except as otherwise provided in the Agreement, Executive’s rights, if any, to participate in and receive benefits from any retirement plan or health and welfare benefit plan sponsored by the Company Entities and Company’s Nonqualified Deferred Compensation Plan following the Retirement Date will be governed by the terms of such plans.

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Executive hereby irrevocably and unconditionally waives, releases and forever discharges the Company Entities, including their past and present employees, officers, directors, managers, stockholders, agents, affiliates, subsidiaries, , successors, assigns, and other representatives, and anyone acting on their joint or several behalf (collectively, the “Releasees”), of, from and for any and all claims, charges, actions, rights, causes of action, lawsuits, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, apparent or concealed, asserted or unasserted, foreseen or unforeseen, that Executive now has, has ever had or may have against the Releasees (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement, or event occurring or existing at any time in the past up to and including the date on which Executive signs this General Release, including, without limitation, all claims arising out of or in any way relating to Executive’s employment and other association with the Company Entities and the termination thereof, and Executive hereby covenants that Executive has not and will not file a lawsuit to assert such claims.

Such claims and rights include those of which Executive is aware and those for which Executive may be unaware. Such claims extend to those arising under any contract (either express or implied) and those involving any tort or personal injury Executive may have suffered. Such claims and rights also include those which may arise under any federal, state or local statute or under common law, including those dealing with employment discrimination, such as the federal Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers Benefit Protection Act (the “OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, and the Worker Adjustment and Retraining Notification Act and the applicable state or local statutory provision which may arise under any other legal restriction on an employer’s rights with respect to its employees. Executive also waives all rights Executive might have to share in any damages awarded under any class action, Securities Exchange Commission (“SEC”), Equal Employment Opportunity Commission (“EEOC”) or state Civil Rights Commission complaint or as a result of any federal, state or local administrative agency action.Nothing in the foregoing will be interpreted as a waiver of rights or claims that may arise after the date on which this General Release is executed, nor will any part of this General Release be interpreted to mean that Executive is prohibited from filing a charge with, providing information for or participating as a witness in an investigation undertaken by or a proceeding initiated by the SEC or the EEOC pursuant to any of the statutes each enforces. The only exceptions to this waiver and release of claims are with respect to: (a) claims for benefits under applicable Workers’ Compensation laws for occupational injuries or illnesses, (b) Executive’s rights to any monetary award from a government-administered whistleblower award program, such as that offered by the SEC pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, (c) Executive’s rights to enforce the terms of this General Release, (d)Executive’s indemnification rights under the Company’s Bylaws and under that certain Indemnification Agreement dated as of May 20, 2003, (d) Executive’s rights, if any, to participate in and receive benefits from any retirement plan or health and welfare benefit plan sponsored by the Company Entities and Company’s Nonqualified Deferred Compensation Plan in accordance with the terms of such plan, and (d) claims to challenge the validity of this General Release under the ADEA or claims that Executive cannot waive by operation of law.

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If any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this General Release, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief (provided that, for purposes of clarity, Executive does not waive Executive’s right to accept any whistleblower award described in clause (b) of the preceding paragraph or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002). Nothing contained in this General Release will be construed to prohibit or impede Executive (or any other individual) from reporting possible violations of law or regulation or filing a charge with or participating in any investigation by the EEOC, the National Labor Relations Board, the SEC or any other governmental authority or from making truthful disclosures regarding any allegedly unlawful employment practice by the Company Entities. For the avoidance of doubt, and notwithstanding anything in this General Release to the contrary, Executive understands that nothing contained in this General Release is intended to interfere with or discourage Executive from testifying or participating in any investigation or proceeding by any governmental authority regarding possible legal violations or from engaging in future activities protected under the whistleblower statutes administered by any governmental authority, and nothing contained in this General Release waives or releases Executive’s right to receive money for disclosing such information to any governmental authority. Executive further understands that Executive will not be subject to retaliation by the Releasees for a disclosure made pursuant to this Paragraph 1.

Executive affirms that, as of the date on which he executes this General Release, Executive has not filed any lawsuit, charge, claim or complaint with any governmental authority or in any court against the Releasees, and further affirms that he will not file, commence, prosecute, or participate in any judicial or arbitral action or proceeding against any Releasees based upon or arising out of any act, omission, transaction, occurrence, contract, claim, or event existing or occurring on or before the date Executive signs this General Release except as otherwise permitted in this Paragraph 1.

2. Acknowledgements. Executive reaffirms Executive’s continuing obligations set forth in Paragraphs 11, 12, and 13 of the Agreement.

3. No Assignment of Claims.Executive hereby represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

4. No Admission of Wrongful Conduct. Executive acknowledges that the Company Entities and the other Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Executive or Executive’s heirs, executors, administrators, assigns, agents or other representatives. Executive and the Company further understand and agree that this General Release will not be admissible as evidence in any court or administrative proceeding, except that either party may submit this General Release to any appropriate forum in the event of an alleged breach of the Agreement or this General Release or a claim by either party concerning the enforceability or interpretation of this General Release.

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5. Waiver and Acknowledgement. Executive, pursuant to and in compliance with the rights afforded Executive under the OWBPA, (a) is advised to consult with an attorney before executing this General Release, (b) has had, at Executive’s option, at least twenty-one (21) days to consider this General Release, (c) may revoke this General Release at any time within the seven (7) day period immediately following the date on which Executive executes this General Release (the “Release Revocation Period”), (d) is advised that this General Release will not become effective or enforceable until the Release Revocation Period has expired, and (e) is advised that Executive is not waiving claims that may arise after the date on which Executive executes this General Release. Executive must execute and deliver this General Release to David A. Battat, by email (delivery receipt requested) at dbattat@HalkeyRoberts.com (the “Designated Address”)or by personal delivery to Cindy Ferguson at One Allentown Parkway, Allen, Texas 75002no sooner than the February 21, 2023 and no later than 11:59 pm Central Time on February 24, 2023 (the “Release Deadline”). If this General Release is delivered by email as here in above provided, the hard copy of the executed General Release shall be delivered as soon as practicable thereafter to Cindy Ferguson at One Allentown Parkway, Allen, Texas 75002. Any revocation by Executive must be in writing and delivered by email (delivery receipt requested) to the Designated Address or by personal delivery to Cindy Ferguson at One Allentown Parkway, Allen, Texas 75002. For this revocation to be effective, such written notice must be received by David A. Battat, by email (delivery receipt requested) at the Designated Address, or by Cindy Ferguson, by personal delivery at One Allentown Parkway, Allen, Texas 75002 no later than 11:59 pm Central Time on the last day of the Release Revocation Period. If this General Release is not revoked within the Release Revocation Period, this General Release will become effective and enforceable on the date immediately following the last day of the Release Revocation Period.

Executive acknowledges that the Company’s obligation to pay certain of the benefits set forth in the Agreement is contingent on Executive (i) executing and delivering this General Release to the Designated Address on or prior to the Release Deadline (but no earlier than February 21, 2023), and (ii) not revoking this General Release during the Release Revocation Period. If Executive does not execute and deliver this General Release on, or executes and delivers this General Release after the Release Deadline, or if Executive revokes this General Release during the Release Revocation Period, the Company’s obligations under the Agreement shall terminate; provided, however, in the event Executive does not execute this General Release prior to the Release Deadline by reason of the termination of Executive’s employment by the Company for any reason other than a termination described in Paragraph 5(a) of the Agreement before the Release Date or by reason of Executive’s death or Disability preceding such Release Deadline, the provisions of Paragraph 5(b) of the Agreement shall remain in full force and effect.

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6. Voluntary Execution. Executive acknowledges that Executive is executing this General Release voluntarily and of Executive’s own free will and that Executive fully understands and intends to be bound by the terms of this General Release.

7. Governing Law; Venue. Any and all legal action initiated to enforce any right or obligation arising out of or relating to this General Release, or concerning the subject matter hereof, will be brought in and determined only in federal court in the United States District Court for the Eastern District of Texas, or if federal jurisdiction does not exist, in state court in sitting in Collin County, Texas, to the full extent permitted by law. This General Release will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the State of Texas, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws.

8. Entire Agreement. This General Release, together with the Agreement, constitute the entire agreement between the Company and Executive with respect to the subject matter hereof, and there are no other written or oral agreements, understandings or arrangements except as set forth in this General Release and the Agreement.

9. Severability. Should any provision of this General Release be declared or be determined by any court or arbitrator to be illegal, invalid, void or unenforceable, the remaining parts, terms or provisions will not be affected thereby, and said illegal, invalid, void or unenforceable part, term or provision will be modified or amended to render it enforceable to the maximum extent permitted by law or, if necessary, will be deemed not to be part of this General Release. The waiver of a breach of any of the provisions of this General Release will not operate or be construed as a waiver of any other provision of this General Release or a waiver of any subsequent breach of the same provision.

[Signature page follows.]

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IN WITNESS WHEREOF, Executive hereby certifies that he has read this General Release in its entirety and has voluntarily executed it, as of the date set forth under Executive’s signature.

Not valid if signed by Executive after the Release Deadline.

JEFFERY STRICKLAND

Date:

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